      As filed with the Securities and Exchange Commission on May 22, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                    L90, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                  7310                        95-4761069
  (State or other jurisdiction            (Primary standard industrial           (IRS employer
of incorporation or organization)          classification code number)       identification number)

                               4499 GLENCOE AVENUE
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 751-0200
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                  JOHN C. BOHAN
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                                    L90, INC.
                               4499 GLENCOE AVENUE
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 751-0200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                           ROBERT A. MILLER, JR., ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 SOUTH FLOWER STREET
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 683-6000

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
        From time to time as determined by the Selling Stockholders after this registration statement become effective.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================
                                                      Proposed         Proposed
                                       Amount         Maximum          Maximum
     TITLE OF EACH CLASS OF            to be       Offering Price      Aggregate         Amount of
  SECURITIES TO BE REGISTERED       Registered       Per Share       Offering Price  Registration Fee
-----------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
per share......................      6,385,660        $2.25(1)       $14,367,735(1)      $3,591.94
====================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low sale prices reported on the Nasdaq National Market for the Registrant's Common Stock on May 18, 2001.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 22, 2001

                                6,385,660 SHARES


                                    L90, INC.


                                  COMMON STOCK



        This prospectus relates to the offering of up to an aggregate of 6,385,660 shares of L90, Inc. common stock which may be offered by the persons named in this prospectus under the caption "selling stockholders."

        Each selling stockholder, acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices, may offer for sale the shares. We will not receive any proceeds from the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling stockholders will be determined at the time of such sale by the selling stockholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "LNTY." On May 18, 2001, the last reported sales price for our common stock was $2.25 per share.

        OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this Prospectus is May ___, 2001

                                TABLE OF CONTENTS


                                                                               Page
                                                                               ----
           Where You Can Find More Information..............................     2
           Incorporation by Reference.......................................     3
           The Company......................................................     4
           Forward-Looking Statements.......................................     4
           Risk Factors.....................................................     4
           Use of Proceeds..................................................    12
           Dilution.........................................................    12
           Selling Stockholders.............................................    12
           Plan of Distribution ............................................    16
           Legal Matters....................................................    18
           Experts..........................................................    18


        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

        This prospectus is part of a registration statement (Registration No. 333-_____) we filed with the SEC. The SEC permits us to 'incorporate by reference' the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001.

        2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 10, 2001.

        3. The description of our common stock that is contained in the Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 on January 14, 2000, including any amendment or reports filed for the purpose of updating such description.

        If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Attention: Secretary, L90, Inc., 4499 Glencoe Avenue, Marina del Rey, California 90292, (310) 751-0200.

                                    L90, INC.


    We are a marketing, technology, and media company that works with marketers and Web publishers to build brand, acquire new customers, and generate revenue on the Internet. ProfiTools, our fully outsourced and marketing platform, offers customers the ability to build targeted, high-value relationships with Internet users, thereby further monetizing their customer base. ProfiTools integrates adMonitor(tm), our proprietary serving, tracking and marketing technology with supportive sales and service team. ProfiTools include sponsorships, microsites, content integration, rich media, sweepstakes, viral marketing, opt-in e-mail, newsletters, and many more next-generation marketing tools.

    Our business began in January 1997 as a proprietorship of one of our founders, John C. Bohan. We changed our form of operations in May 1997 to a California limited liability company known as John Bohan & Associates, LLC. We initially conducted business under the name AdNet Strategies, and in January 1998, we incorporated under the name AdNet Strategies, Inc. in California and elected S-corporation status. In December 1998, we changed our name to Latitude 90, Inc. and became a C-corporation. We reincorporated in Delaware as L90, Inc. in September 1999. Our principal executive offices are located at 4499 Glencoe Avenue, Marina del Rey, California 90292. Our telephone number at that location is (310) 751-0200. Our Web address is www.L90.com. Information contained on our Web site does not constitute part of this prospectus. References in this prospectus to "the Company," "L90," "we," "our," and "us" refer to L90, Inc. and its predecessor businesses and entities.


                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "potential," "continue," "expects," "anticipates," "estimates," "intends," "plans," "believes" and any similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of other factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.


                                  RISK FACTORS

    You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

OUR REVENUES AND PROSPECTS ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN OPERATING OUR BUSINESS SINCE JANUARY 1997

    We began our business in January 1997 and have a brief operating history. Therefore, we lack sufficient historical financial and operating data on which to adequately forecast future operating results. You should consider our prospects in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as online advertising.

    These risks include our ability to:

        - manage our growth effectively;

        - anticipate and adapt to the rapid changes in the Internet;

        - continue to develop and upgrade our technology;

        - respond to competitive developments in our market; and

        - continue to identify, attract, retain and motivate qualified personnel.

    If we are unsuccessful in addressing these risks, our revenues may not grow in accordance with our business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of our stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR SUBSTANTIAL LOSSES IN THE FUTURE

    We incurred net losses attributable to common stockholders of approximately $7.1 million for the three months ended March 31, 2001 and $5.0 million for the three months ended March 31, 2000. Our accumulated deficit from inception, as of March 31, 2001, was approximately $35.6 million. We expect to continue to incur substantial net losses for the foreseeable future due to a high level of planned operating expenditures. We are making these expenditures in anticipation of higher revenue, but we cannot assure you that we will realize higher revenue. If we do not succeed in substantially increasing our revenue, our losses may continue indefinitely and would likely increase. In addition, we cannot assure you that we will return to profitability.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD PREVENT OR HINDER OUR ABILITY TO DELIVER ADVERTISEMENTS OVER THE INTERNET

    We face the risk that other parties' intellectual property positions will impair our ability to deliver advertisements over the Internet and as a result, our operations may be severely harmed. Third parties may have, or may in the future be granted, patents that cover our technology or other aspects of our business. We may be limited in our ability to use our technology or conduct our business without licenses from these third parties, which may not be available on commercially reasonable terms, if at all. In that case, we would be required to alter our technology in a way that would not infringe the subject patent, and we cannot assure you that these alterations would be successful. In addition, we may become subject to claims of alleged infringement based upon patents or other intellectual property rights of third parties, including the DoubleClick patent litigation described below. Such claims and any resulting litigation, should they occur, could result in significant expenses to us and divert management time and other resources, the extent of which cannot be quantified with any reasonable accuracy. Additionally, some of our contracts with Web publishers require us to indemnify the Web publishers for losses they incur arising from any infringement by our ad serving technology of a third party's intellectual property rights.

    On November 12, 1999, DoubleClick filed a patent infringement lawsuit against us in the United States District Court for the Eastern District of Virginia. The suit alleged that we were infringing, and inducing and contributing to the infringement by third parties of, a patent held by DoubleClick related to methods and networks for delivering, targeting and measuring advertising over the Internet. DoubleClick had sought treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorneys' fees and costs. In November 2000, DoubleClick and L90 settled the patent infringement litigation DoubleClick initiated against L90, including L90's related counterclaims against DoubleClick. Consequently, this lawsuit was dismissed with prejudice. As part of the settlement, DoubleClick and L90 granted each other certain rights in certain of their respective patents. No other terms of the settlement were disclosed.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN OUR STOCK PRICE

    Although we intend to increase our spending and investment to support our planned growth, our revenue and some of our operating costs will be much less predictable. This unpredictability will likely result in significant fluctuations in our quarterly results. Therefore, you should not rely on quarter-to-quarter comparisons of results of operations as an indication of our future performance. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts may have difficulty in accurately forecasting our results. If our operating results are below market expectations, the price of our common stock will likely decline.

    The following are among the factors that could cause significant fluctuations in our operating results:

        - market acceptance of the Internet as an advertising medium;

        - delay or cancellation of advertising contracts;

        - expiration or termination of contracts with Web publishers;

        - introduction of new or enhanced services by us or our competitors;

        - system outages, delays in obtaining new equipment or problems with upgrades;

        - disruption or impairment of the Internet;

        - changes in our pricing policies or those of our competitors;

        - seasonality in the demand for advertising;

        - changes in government regulation of the Internet; and

        - general economic and market conditions, as well as economic and market conditions specific to the Internet.

GOVERNMENT REGULATION MAY AFFECT OUR ABILITY TO GATHER, GENERATE OR USE INFORMATION FOR PROFILES AND MAY HINDER OUR ABILITY TO CONDUCT BUSINESS

    The legal and regulatory environment governing the Internet and the use of information about Web users is uncertain and may change. A number of lawsuits have recently been filed against certain Internet companies related to online privacy. In addition, the Federal Trade Commission has begun investigations of, and several attorneys general have instituted legal proceedings against, certain Internet companies related to online privacy. Web sites typically place small files of information, commonly known as cookies, on a Web user's hard drive, generally without the user's knowledge or consent. Although it is possible to modify a Web user's Internet browser software to prevent the placement of cookies, few users currently choose to do so. Our adMonitor tracking technology is able to use cookies to collect data about a Web user's movement through the Internet. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies and restricting the collection of data through the use of cookies. United States legislators and various state governments in the past have introduced a number of bills aimed at regulating the collection and use of data from Internet users and additional similar bills are currently being considered. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and the use of specific personal information regarding Internet users. In addition, Germany and other European Union member countries have imposed their own laws protecting data that can become personally identifiable through subsequent processing. Other countries have enacted, or are considering, limitations on the use of personal data as well. The effectiveness of our technology could be impaired by any limitation in the use of cookies or the collection of data from Internet users, and consequently, our business and results of operations could be harmed.

    A number of laws and regulations have been, and in the future may be, adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. This legislation could inhibit the growth in the use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global accessibility of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities and our customers. Any of these developments could limit our ability to do business and to generate revenue.

OUR COMMON STOCK AND OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS

    The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. The market price of our common stock could be subject to wide fluctuations in response to factors such as:

        - actual or anticipated variations in our revenue;

        - earnings and cash flow;

        - announcements of new service offerings;

        - technological innovations;

        - competitive developments with respect to patents, copyrights or proprietary rights;

        - changes in financial estimates by securities analysts;

        - conditions and trends in the Internet and electronic commerce industries;

        - adoption of new accounting standards affecting our industry; and

        - general market conditions.

        If we do not effectively manage our growth and expansion, our ability to provide services could suffer.

    Our success depends in part on our ability to manage our growth and expansion. This anticipated future expansion may place a significant strain on our managerial, operational and financial resources. In addition, we will need to continue to improve our financial and managerial controls, enhance our reporting systems and procedures and expand, train and manage our work force.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SALES AND CLIENT SERVICE PERSONNEL, OR IF WE ARE UNABLE TO ADEQUATELY TRAIN OUR SALES PERSONNEL IN A TIMELY MANNER, OUR BUSINESS AND FUTURE REVENUE GROWTH COULD SUFFER

    Our future success depends on our ability to identify, recruit, train, integrate and retain qualified sales and marketing, managerial and technical personnel. We anticipate the need to hire a significant number of personnel to achieve our growth objectives. Competition for these personnel is intense. The inability to attract, integrate and retain the necessary sales, marketing, technical and administrative personnel could harm our ability to generate revenue.

IF OUR AD DELIVERY AND TRACKING TECHNOLOGY IS NOT EFFECTIVE, OUR RELATIONSHIPS WITH OUR ADVERTISING CLIENTS MAY BE HARMED

    Because our adMonitor technology is relatively new, we cannot assure you that the use of our adMonitor services will remain effective in serving, targeting and tracking advertisements or other marketing and promotional activities. Our revenue would be adversely affected if marketers do not perceive that the use of our adMonitor services will improve the effectiveness of their marketing campaigns.

A SMALL NUMBER OF WEB PUBLISHERS ACCOUNTS FOR A SUBSTANTIAL PERCENTAGE OF OUR ADVERTISING REVENUE AND OUR FAILURE TO DEVELOP AND SUSTAIN LONG-TERM RELATIONSHIPS WITH WEB PUBLISHERS, OR THE REDUCTION IN TRAFFIC OF A CURRENT WEB PUBLISHER IN OUR NETWORK, COULD LIMIT OUR ABILITY TO GENERATE REVENUE

    For the three months ended March 31, 2001, our top five Web publishers accounted for approximately 12.9% of our advertising revenue, and our top three Web publishers accounted for approximately 8.7% of our advertising revenue. Our contracts with Web publishers, including these top Web publishers, are generally one year in duration and can be terminated by either party with as little as 30 days notice. We cannot assure you that any of our Web publishers will continue their relationships with us. Additionally, we may lose Web publishers as a result of acquisitions or as a result of the discontinuation of operations of any of our Web publishers.

A LIMITED NUMBER OF MARKETERS ACCOUNTS FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUE AND A LOSS OF ONE OR MORE OF THESE MARKETERS COULD CAUSE OUR RESULTS OF OPERATIONS TO SUFFER

    For the three months ended March 31, 2001, revenue from our five largest marketers accounted for 25.2% of our advertising revenue. Marketers typically purchase advertising under short-term purchase order agreements. We cannot assure you that our top marketers or our other marketers will continue their relationships with us. The loss of one or more of the marketers that represent a significant portion of our revenue could cause our results of operations to suffer. In addition, many of our contracts with Web publishers require us to bear the risk of non-payment of advertising fees from marketers. Accordingly, the non-payment or late payment of amounts due to us from a significant marketer could cause our financial condition to suffer. For the three months ended March 31, 2001, our bad debt expense related to uncollected advertising fees was $152,000.

SINCE WE EXPECT TO DERIVE SUBSTANTIALLY ALL OF OUR REVENUE IN THE FORESEEABLE FUTURE FROM ONLINE ADVERTISING, OUR ABILITY TO GENERATE REVENUE MAY SUFFER IF THE INTERNET IS NOT INCREASINGLY ACCEPTED AS AN EFFECTIVE ADVERTISING MEDIUM

    If the online advertising market does not develop further, or develops more slowly than expected, we may not generate enough advertising revenue to return to profitability. Since we expect to derive substantially all of our revenue in the foreseeable future from online advertising, our future success is highly dependent on the increased use of the Internet as an advertising medium. Online advertising is relatively new and rapidly evolving, and its effectiveness, compared to traditional media, is uncertain. Widespread use of online advertising depends upon businesses accepting a new way of marketing their products and services. Businesses may view online advertising as undesirable or less effective for promoting their products and services relative to traditional advertising media. In addition, the widespread adoption of technologies that permit Internet users to block advertisements on Web sites could inhibit the growth of the Internet as an advertising medium.

SINCE OUR BUSINESS DEPENDS IN PART ON MARKET ACCEPTANCE OF ELECTRONIC COMMERCE, IF ELECTRONIC COMMERCE DOES NOT GROW, OR GROWS SLOWER THAN WE EXPECT, OUR ABILITY TO GENERATE REVENUE MAY SUFFER

    Our success depends in part on market acceptance of electronic commerce. A number of factors outside of our control could prevent this acceptance, including the following:

        - the necessary network infrastructure for substantial growth in usage of the Internet may not develop adequately;

        - insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times; and

        - negative publicity and consumer concern surrounding the security of transactions could impede the growth of electronic commerce.

    If electronic commerce does not grow, or grows slower than we expect, due to any of the above factors, or any other factor, our ability to generate revenue could suffer.

FAILURE OF OUR TECHNOLOGY AND COMPUTING SYSTEMS COULD HARM OUR RELATIONSHIPS WITH OUR CLIENTS AND CAUSE OUR RESULTS OF OPERATIONS TO SUFFER

    The continuing and uninterrupted performance of our servers and networking hardware and software infrastructure is critical to our business. Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may occur periodically in the future. Any system failure that causes interruptions in our ability to service our customers, including failures that affect our ability to deliver advertisements without significant delay to the viewer, could reduce customer satisfaction and, if sustained or repeated, could cause our results of operations to suffer. Further, an increase in the volume of advertising delivered through our servers could strain the capacity of our hardware and software, which could lead to slower response times or system failures. If we do not effectively address any capacity constraints, customer satisfaction could be harmed and our business would likely suffer.

FAILURE OF THE WEB INFRASTRUCTURE TO SUPPORT THE GROWTH OF THE ELECTRONIC MARKETPLACE COULD LIMIT THE GROWTH OF OUR BUSINESS

    The Internet may not in the future be a viable commercial marketplace because of inadequate development of the necessary infrastructure, slow development of complementary products, including high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it by its users. If the necessary infrastructure or complementary products are not developed, our business may not grow and would likely suffer.

OUR FAILURE TO ADEQUATELY RESPOND TO RAPID CHANGES IN TECHNOLOGY AND THE INTERNET COULD HARM OUR ABILITY TO GENERATE REVENUE

    The market for online products and services is subject to rapid change and characterized by evolving industry standards and frequent introductions of new technological developments. These new standards and technological developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove to be difficult or impossible for us. Any failure to keep pace with the introduction of new standards and technological developments on a cost-effective basis could result in increased costs and harm our ability to generate revenue.

MANY COMPETITORS HAVE SUBSTANTIAL COMPETITIVE ADVANTAGES THAT MAY MAKE IT MORE DIFFICULT FOR US TO RETAIN OUR EXISTING MARKETERS AND WEB PUBLISHERS AND TO ATTRACT NEW MARKETERS AND WEB PUBLISHERS

    The markets for online advertising, direct marketing and ad delivery, or ad serving, and tracking technology are intensely competitive. We compete with television, radio, cable and print for a share of marketers' total advertising budgets. We also compete with large Web publishers and Web search engine companies, such as America Online, Excite@Home, Infoseek and Yahoo!, for the online advertising budgets of marketers. In addition, we compete with various Internet advertising networks, such as DoubleClick, 24/7 Media and Engage Technologies. In marketing our adMonitor products and services to Web publishers and marketers, we also compete with providers of ad delivery, or ad serving, technology, database management and related services, including AdForce, DoubleClick and Engage Technologies. Many of our current and potential competitors enjoy competitive advantages over us, including significantly greater financial, technical and marketing resources. They may also enjoy significantly greater brand recognition and substantially larger bases of Web site clients and marketers.

    As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in client requirements. Our competitors may also have a significantly greater ability to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, marketers and Web publishers. Further, we cannot assure you that our competitors will not develop online products and services that are equal to or superior to our products and services or that achieve greater market acceptance than our products and services. If we are unable to compete successfully against existing or potential competitors, our revenue and margins may decline.

OUR FAILURE TO SUCCESSFULLY ACQUIRE AND INTEGRATE NEW TECHNOLOGIES AND BUSINESSES COULD CAUSE OUR RESULTS OF OPERATIONS TO SUFFER

    We focus on creating sponsorship-oriented advertising campaigns that take full advantage of the unique capabilities of the Internet. The Internet is a quickly changing environment, requiring companies to constantly improve their technology and develop or acquire new technology. We intend to acquire and make investments in complementary businesses, products, services or technologies. On July 24, 2000, we completed the acquisition of webMillion.com, Inc. We cannot assure you that we will be able to identify other acquisition or investment candidates. Even if we do identify other candidates, we cannot assure you that we will be able to make any potential acquisition or investment on commercially acceptable terms. Moreover, we may have difficulty integrating any acquired businesses, products, services or technologies into our operations. These difficulties could disrupt our business, distract our management and employees and increase our expenses. In addition, we may incur debt or issue equity securities to fund any future acquisitions. The issuance of equity securities could be dilutive to existing stockholders.

IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR INFORMATION, OUR RESULTS OF OPERATIONS MAY SUFFER

    Our technical infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. Weaknesses or vulnerabilities in the Internet, a user's personal computer or in our services could compromise the confidential nature of information transmitted over the Internet. These factors could require us to devote significant financial and human resources to protect against future breaches and alleviate or mitigate problems caused by security breaches. Security breaches could result in financial loss, litigation and other liabilities, any of which could cause our results of operations to suffer.

ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS AND COMPETITIVE POSITION

    We generally protect our intellectual property through a combination of patent, trademark, trade secret and copyright laws, confidentiality agreements with our employees and third parties, and license agreements with consultants, vendors and clients. We have filed a patent application for our adMonitor technology in the United States. We have also filed applications for several trademarks internationally and in the United States. We cannot assure you that any of our patent or trademark applications will be approved. Even if these applications are approved, the patents or trademarks may be successfully challenged by others or invalidated. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We may not have adequate remedies for any breach of confidentiality agreements, and our trade secrets may otherwise become known or independently developed by competitors.

WE MAY BE LIABLE FOR CONTENT AVAILABLE OR POSTED ON THE WEB SITES OF OUR PUBLISHERS

    We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time-consuming, result in costly litigation or divert management's attention.

THE LOSS OF KEY EMPLOYEES WOULD LIKELY IMPAIR THE GROWTH OF OUR BUSINESS

    Our performance and future success is substantially dependent on the continued service of our executive officers and other key employees, all of whom are employed on an at-will basis. In particular, our success depends on the client relationships, management skills and industry knowledge of our CEO and president, John C. Bohan. Given our early stage of development, we are dependent on our ability to retain and motivate highly qualified personnel, especially our management, technical and business development executives and other key employees. The loss of the services of one or more of our executive officers or other key employees would likely impair the growth of our business.

FUTURE SALES OF OUR COMMON STOCK MAY AFFECT THE MARKET PRICE OF OUR COMMON
STOCK.

    As of March 31, 2001, we had 23,998,409 shares of common stock outstanding, excluding 4,976,514 shares subject to options outstanding as of such date under our stock option plans that are exercisable at prices ranging from $1.20 to $27.75 per share. Additionally, certain holders of our common stock have registration rights with respect to their shares. We may be required to file one or more registration statements in compliance with these registration rights. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY, INCLUDING THE ABILITY TO CONTROL THE ELECTION OF OUR BOARD OF DIRECTORS AND THE OUTCOME OF CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL

    Our executive officers and directors, in the aggregate, beneficially own or control a substantial number of the outstanding shares of our common stock. Our officers, directors and their affiliates will have the ability to control the election of our board of directors and the outcome of corporate actions requiring stockholder approval, including merger and other changes of corporate control, going private transactions and other extraordinary transactions and terms thereof.

OUR PLANNED INTERNATIONAL EXPANSION MAY BE AFFECTED BY FACTORS BEYOND
OUR CONTROL

    We are currently evaluating the initiation of operations in selected international markets. This potential expansion could occur through internal growth, acquisition, or both. In June 2000, we established a branch office in London. Expansion into international markets will require substantial resources and attention from management. We have no experience in international operations and may not be able to compete effectively in international markets. We may face numerous risks inherent in conducting business internationally, such as:

    - the impact of recessions in economies outside the United States;

    - changes in domestic regulatory requirements, as well as differences between domestic and foreign regulatory requirements;

    - export restrictions, including export controls relating to encryption technology;

    - reduced protection for intellectual property rights in some countries;

    - potentially adverse tax consequences;

    - difficulties and costs of staffing and managing foreign operations;

    - problems associated with any acquisitions we might pursue;

    - foreign political and economic instability;

    - tariffs and other trade barriers;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity.

    Our failure to address these risks adequately may cause our business, results of operations and financial condition to suffer.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO OPERATE OUR BUSINESS AND WE MAY EXPERIENCE DIFFICULTY IN OBTAINING THIS ADDITIONAL CAPITAL

    We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to fund our operations, to enhance or expand the range of products and services we offer or to respond to competitive pressures or perceived opportunities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or not available when required or on acceptable terms, the growth of our business and results of operations may suffer.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS, WHICH MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US

    A number of recent acquisitions and consolidations have occurred in our industry. For example, DoubleClick acquired NetGravity in October 1999, and CMGI, Inc. sold Flycast Communications and Adsmart in April 2000 to its majority-owned operating company, Engage Technologies, Inc. We are subject to anti-takeover provisions that may make it difficult for a third party to acquire us. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.


                                 USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.


                                    DILUTION

    None of the shares offered hereby are being sold by us. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.


                              SELLING STOCKHOLDERS

        The following table sets forth as of May 18, 2001, information with regard to the beneficial ownership of our common stock by the selling stockholders. The percentage of beneficial ownership is based on 23,998,409 shares of our common stock outstanding as of May 18, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 18, 2001, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as disclosed below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or our other securities. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                                          SHARES BENEFICIALLY OWNED
                                                                          -------------------------
                                                          SHARES BENEFICIALLY      SHARES           SHARES BENEFICIALLY
                                                              OWNED BEFORE         TO BE                OWNED AFTER
                                                               OFFERING(1)       OFFERED(2)              OFFERING(3)

NAME                                                     NUMBER       PERCENTAGE   NUMBER            NUMBER   PERCENTAGE
----                                                     ------       ----------   ------            ------   ----------
William M. Apfelbaum(4)                                 2,379,681         9.9%    2,379,681               0       0%
Keystone Venture V, L.P.(5)                             1,132,685         4.7     1,132,685               0       0
DigaComm (L90), L.L.C.(6)                                 843,167         3.5       843,167               0       0
Dime Capital Partners Inc.                                283,687         1.2       283,687               0       0
Christopher J. Cardinali(7)                               635,665(8)      2.6       173,333         462,332     1.9
Mark D. Roah(9)                                           637,348(10)     2.7       173,333         464,015     1.9
Richard M. Rosenblatt                                     162,955          *        162,955               0       *
The Roman Arch Fund L.P.(11)                               85,106          *         85,106               0       0

Randall Kaplan Living Trust                                75,784         *          75,784               0       0
Lewis Katz                                                 56,737         *          56,737               0       0
The Roman Arch Fund II L.P.(12)                            56,737         *          56,737               0       0
Four Corner Capital                                        50,522         *          50,522               0       0
Michael Alevizon                                           48,501         *          48,501               0       0
Lucrezia Bickerton(13)                                    158,359(14)     *          40,000(15)     118,359       *
Keith Kaplan(16)                                           90,498(17)     *          40,000(15)      50,498       *
Heather Mann                                               68,113(18)     *          33,333(15)      34,780       *
Larry Bak                                                  56,600(19)     *          26,667(15)      29,933       *
Yasmin Lichter                                             39,888(20)     *          26,667(15)      13,221       *
Heather Stephenson                                         55,000(21)     *          26,667(15)      28,333       *
Doug Dohring                                               25,261         *          25,261               0       0
Shahab Emrani                                              25,261         *          25,261               0       0
Farid Tabibzadeh                                           25,261         *          25,261               0       0
Majid Tabibzadeh                                           25,261         *          25,261               0       0
John Brooks                                                39,111(22)     *          25,000(15)      14,111       *
Julie Mattern                                              42,221(23)     *          25,000(15)      17,221       *
Craig Roah                                                 58,498(24)     *          25,000(15)      33,498       *
Jonathan DeRise                                            27,866(25)     *          20,000(15)       7,866       *
Michael Gorman                                             42,166(26)     *          20,000(15)      22,166       *
Lauren Kay                                                 33,053(27)     *          20,000(15)      13,053       *
Amy Skoke                                                  37,717(28)     *          20,000(15)      17,717       *
Herbert L. Corbin                                          20,484         *          14,184           6,300       *
Harley Greenfield                                          14,184         *          14,184               0       *
Jodi Senese                                                14,184         *          14,184               0       *
Linda Furman                                               16,165(29)     *          13,333(15)       2,832       *
Lee Hoffman                                                41,334(30)     *          13,333(15)      28,001       *
Tim McQuillen                                              16,583(31)     *          13,333(15)       3,250       *
Matt Spiegel                                               31,027(32)     *          13,333(15)      17,694       *
Dennis Alevizon                                            12,631         *          12,631               0       *
Sarah Alevizon                                             12,631         *          12,631               0       *
Rick Alexander                                             12,631         *          12,631               0       *
Linda Britton                                              12,631         *          12,631               0       *
Brent N. Carney                                            12,631         *          12,631               0       *
Timothy P. Doyle                                           12,631         *          12,631               0       *
Rolber Hernandez                                           12,631         *          12,631               0       *
David Lee                                                  12,631         *          12,631               0       *
Richard Papreck                                            12,631         *          12,631               0       *
Michael Swanson                                            12,631         *          12,631               0       *
Jeffrey D. Wile                                            12,631         *          12,631               0       *
Paul J. Konigsberg                                         14,347         *          11,347               0       *
Sears Family Trust, UA Dtd. 08/10/1996                     10,104         *          10,104               0       *
Zafran Family Trust, UA Dtd.12/10/1995                     10,104         *          10,104               0       *
Mark McEachran                                             23,154(33)     *          10,000(15)      13,154       *
Neal Weinberg                                             210,000(34)     *          10,000(15)     200,000       *
Matthew Ludmer                                              8,510         *           8,510               0       *
Brian Ross                                                  7,579         *           7,579               0       *
David C. Hou Trust, UA Dtd. 02/01/2000                      7,578         *           7,578               0       *
ComVest Capital Partners LLC                                7,203         *           7,203               0       *
Edward A. Cespedes                                          6,915         *           6,915               0       *
Marshall Geller                                             5,762         *           5,762               0       *
Larry Levine                                                5,054         *           5,054               0       *
Alson Chao                                                  5,052         *           5,052               0       *
CRM 1999 Enterprise Fund II, LLC                            4,754         *           4,754               0       *
A.C. Isreal Enterprises                                     4,610         *           4,610               0       *
Hutchinson Family Trust                                     4,322         *           4,322               0       *
Brian Ross                                                  4,034         *           4,034               0       *
Brady Wilson                                                3,233         *           3,233               0       *
Michael Bollag                                              2,881         *           2,881               0       *
Mailbu Ventures, LLC                                        2,881         *           2,881               0       *
Northstar Capital                                           2,881         *           2,881               0       *
Vandeman Holdings LLC                                       2,881         *           2,881               0       *

Tosetti Family Trust                                        2,766         *           2,766               0       *
Prime Goldfish LLC                                          2,593         *           2,593               0       *
Raskin/Cramer Partners                                      2,564         *           2,564               0       *
Elizabeth Heller                                            2,305         *           2,305               0       *
Stephen Plutsky                                             2,305         *           2,305               0       *
Gerald and Daphna Cramer Charitable Remainder Trust         2,017         *           2,017               0       *
Latham & Watkins                                            1,613         *           1,613               0       *
Benjamin Bollag                                             1,441         *           1,441               0       *
Bradley R. Krevoy                                           1,441         *           1,441               0       *
Somerville, LLC                                             1,441         *           1,441               0       *
Pamela Equities, Inc.                                       1,441         *           1,441               0       *
Gregory J. Wiviott Trust Dated June 10, 1996                1,441         *           1,441               0       *
Jay L. and Teresa M. Wiviott Family                         1,441         *           1,441               0       *
Trust, Separate Estate for Jay L. Wiviott
Rosenblatt Family Trust                                     1,152         *           1,152               0       *
Richard and Gail Ross                                       1,152         *           1,152               0       *
Daphna Cramer                                                 864         *             864               0       *
Michael Klein                                                 864         *             864               0       *
Emanuel/Addington Living Trust                                720         *             720               0       *
Jennifer Rosenblatt                                           691         *             691               0       *
Rovest Partnership                                            691         *             691               0       *
Thomas and Wendy Cramer                                       576         *             576               0       *
Edgewater Ventures LLC                                        576         *             576               0       *
Barry Gray                                                    576         *             576               0       *
The Griffin Group, Inc.                                       576         *             576               0       *
PJW, LLC                                                      576         *             576               0       *
Thomas Isreal                                                 576         *             576               0       *
Kacy and Marcia Rozelle                                       576         *             576               0       *
Joseph Ruszkiewicz                                            576         *             576               0       *
T-Trust Revocable Living Trust                                576         *             576               0       *
Wolf Living Trust for Robert H. Wolf                          576         *             576               0       *
and Rebecca H. Wolf
Zafran Family Trust                                           576         *             576               0       *
Cramer Rosenthal McGlynn LLC                                  519         *             519               0       *
Irell & Manella LLP                                           519         *             519               0       *
Edward J. Rosenthal Profit Sharing Plan                       461         *             461               0       *
William Alex Voxman                                           311         *             311               0       *
Declaration of Trust, The Helen B                             288         *             288               0       *
Glassman Revocable Trust Agreement
Fred M. Filoon                                                288         *             288               0       *
David M. Glassman, Trustee, Inter Vivos                       288         *             288               0       *
Robert O'Sullivan                                             288         *             288               0       *
Adam Guttman                                                  230         *             230               0       *
Rosenthal Family Partnership                                  230         *             230               0       *
Christopher T. Burt                                           196         *             196               0       *
William and Marilyn Braunstein                                144         *             144               0       *
Lawrence Cohen                                                144         *             144               0       *
Matthew Miller                                                144         *             144               0       *
Robin Segaul                                                  144         *             144               0       *
Rebecca Kwok                                                   71         *              71               0       *

   Total                                                                          6,385,660

* The percentage of shares is less than 1%.

(1) The persons named in the above table have sole voting and investment power with respect to all shares beneficially owned by them. Information with respect to beneficial ownership is based upon our stock records and data supplied to us by the selling stockholders.

(2) The selling stockholders may offer less than the amount of shares indicated. No representation is made that any shares will or will not be offered for sale.

(3) This assumes that all shares owned by the selling stockholders which are offered are sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares.

(4)  Mr. Apfelbaum serves as Chairman of the Board of Directors of L90.

(5) Mr. Ligeti is the managing director of Keystone V Management Co., Inc., which is the general partner of Keystone V Partners, L.P. , and Keystone V Partners, L.P. is the general partner of Keystone Venture V, L.P. Mr. Ligeti served as a director of L90 between September 1999 and February 2001.

(6) Mr. Diamandis, one of our directors, is a founding member of DigaComm LLC, the parent of DigaComm (L90), L.L.C. In addition, Peter Sealey, one of our directors, serves as senior managing director of DigaComm LLC.

(7) Mr. Cardinali, one of our founders, serves as one of our directors and Senior Vice President of Northwestern Sales.

(8) Includes 9,166 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(9) Mr. Roah, one of our founders, serves as one of our directors and Senior Vice President of Business Development.

(10) Includes 14,166 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(11) Reflects shares issued upon conversion of warrants issued by L90 to this selling stockholder in connection with loan to L90 on June 7, 1999 in the aggregate amount of $600,000.

(12) Reflects shares issued upon conversion of warrants issued by L90 to this selling stockholder in connection with a loan to L90 on June 7, 1999 in the aggregate amount of $400,000.

(13) Ms. Bickerton serves as our Assistant Secretary.

(14) Includes 115,859 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(15) Reflects shares issuable or issued upon conversion of options granted by John C. Bohan, a founder and director of L90 and our President and Chief Executive Officer.

(16) Mr. Kaplan serves as our President of Sales and Marketing.

(17) Includes 49,998 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(18) Includes 27,614 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(19) Includes 28,333 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(20) Includes 9,421 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(21) Includes 28,333 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(22) Includes 13,611 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(23) Includes 17,221 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(24) Includes 29,165 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(25) Includes 7,166 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(26) Includes 21,666 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(27) Includes 13,053 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(28) Includes 16,832 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(29) Includes 2,332 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(30) Includes 26,001 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(31) Includes 2,750 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(32) Includes 16,387 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(33) Includes 13,054 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.

(34) Includes 75,000 shares issuable upon exercise of L90 stock options that are presently exercisable or will become exercisable within 60 days from May 18, 2001 and the shares of this selling stockholder, the offering of which is being registered under this registration statement.


                              PLAN OF DISTRIBUTION

    We are registering all 6,385,660 shares on behalf of the selling stockholders. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by one or more of, or a combination of, the following:

        - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

        - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

        - an exchange distribution in accordance with the rules of such exchange,

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

        - in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver our common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

        Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

        - the name of each such selling stockholders and of the participating broker-dealer(s),

        - the number of shares involved,

        - the price at which such shares were sold,

        - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

        - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

        - other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

    The validity of the securities offered under this registration statement has been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California.


                                     EXPERTS

        The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Registrant.

              Registration fee .......................     $ 3,793
              Accounting fees and expenses ...........       5,000
              Legal fees and expenses ................       5,000
              Printing fees ..........................       5,000
              Miscellaneous expenses .................       5,000
                                                           -------

              Total ..................................     $23,793
                                                           =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has obtained liability insurance for its officers and directors, and has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Registrant has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate or any indemnification agreement. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

NUMBER     DESCRIPTION
------     -----------
2.1        Agreement of Merger dated September 15, 1999, previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (reg.
           no. 333-87607) filed with the Commission on September 27, 1999.

4.1 Amended and Restated Certificate of Incorporation, previously filed as an exhibit to the Registrant's Annual Report on Form 10-K filed with the Commission on March 24, 2000.

4.2        Bylaws, previously filed as an exhibit to the Registrant's
           Registration Statement on Form S-1 (reg. no. 333-87607) filed with the Commission on September 27, 1999.

4.3 Stock Purchase and Stockholders Agreement dated September 14, 1998, previously filed as an exhibit to the Registrant's Registration
           Statement on Form S-1 (reg. no. 333-87607) filed with the Commission on September 27, 1999.

4.4 Registration Agreement dated August 6, 1999, previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (reg.
           no. 333-87607) filed with the Commission on September 27, 1999.

4.5        Registration Rights Agreement dated July 24, 2000.

5.1        Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1       Consent of Arthur Andersen LLP.

23.2       Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
           5.1).

24.1       Powers of Attorney (See Signature Page on Page II-5).



ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 22, 2001.



                                     L90, INC.

                                     By:   /s/  John C. Bohan
                                         ------------------------------------
                                           John C. Bohan
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of L90, Inc., a Delaware corporation, do hereby constitute and appoint John C. Bohan and Thomas A. Sebastian, and each of them, our lawful attorneys and agents, with full powers of substitution and resubstitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name                               Title                                                  Date
----                               -----                                                  ----


/s/ John C. Bohan                  President, Chief Executive Officer and Director        May 22, 2001
----------------------------       (Principal Executive Officer)
John C. Bohan


/s/ THOMAS A. SEBASTIAN            Chief Financial Officer and Senior Vice President      May 22, 2001
----------------------------       (Principal Financial and Accounting Officer)
Thomas A. Sebastian


/s/ William M. Apfelbaum           Chairman of the Board                                  May 22, 2001
----------------------------       and Director
William M. Apfelbaum


/s/ MARK D. ROAH                   Senior Vice President of Business Development          May 22, 2001
----------------------------       and Director
Mark D. Roah


/s/ CHRISTOPHER J. CARDINALI       Senior Vice President of Northwestern Sales            May 22, 2001
----------------------------       and Director
Christopher J. Cardinali


/s/                                Director                                               May 22, 2001
----------------------------
Peter G. Diamandis


/s/ PETER SEALEY                   Director                                               May 22, 2001
----------------------------
Peter Sealey


/s/                                Director                                               May 22, 2001
----------------------------
G. Bruce Redditt

                                INDEX TO EXHIBITS


NUMBER     DESCRIPTION
------     -----------
2.1        Agreement of Merger dated September 15, 1999, previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (reg.
           no. 333-87607) filed with the Commission on September 27, 1999.

4.1 Amended and Restated Certificate of Incorporation, previously filed as an exhibit to the Registrant's Annual Report on Form 10-K filed with the Commission on March 24, 2000.

4.2        Bylaws, previously filed as an exhibit to the Registrant's
           Registration Statement on Form S-1 (reg. no. 333-87607) filed with the Commission on September 27, 1999.

4.3 Stock Purchase and Stockholders Agreement dated September 14, 1998, previously filed as an exhibit to the Registrant's Registration
           Statement on Form S-1 (reg. no. 333-87607) filed with the Commission on September 27, 1999.

4.4 Registration Agreement dated August 6, 1999, previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (reg.
           no. 333-87607) filed with the Commission on September 27, 1999.

4.5        Registration Rights Agreement dated July 24, 2000.

5.1        Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1       Consent of Arthur Andersen LLP.

23.2       Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
           5.1).

24.1       Powers of Attorney (See Signature Page on Page II-5).